Exhibit K

                            DEBT ASSUMPTION AGREEMENT

         THIS DEBT ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of the ___ day of _____, 2005, by and between THE CINCINNATI GAS & ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Ohio ("CG&E"), and THE UNION LIGHT, HEAT AND POWER COMPANY, a corporation organized and existing under the laws of the Commonwealth of Kentucky ("ULH&P"), with reference to the matters set forth below:

         A. The County of Boone, Kentucky (the "Issuer") has previously issued and sold $16,000,000 in aggregate principal amount of its Floating Rate Monthly Demand Pollution Control Revenue Refunding Bonds, 1985 Series A (The Cincinnati Gas & Electric Company Project) (the "1985 Series A Bonds") pursuant to a trust indenture, dated as of February 1, 1985 between the Issuer and The Fifth Third Bank (as trustee). The Issuer has loaned the proceeds of the sale of the 1985 Series A Bonds to CG&E pursuant to a loan agreement dated as of February 1, 1985 (the "1985 Series A Loan Agreement") between the Issuer and CG&E for use in refunding bonds previously issued to pay the cost of acquiring, constructing, installing and equipping certain facilities for CG&E. The 1985 Series A Loan Agreement obligates CG&E to make payments to the Issuer in such amounts and at such times as will provide for the payment of the principal and interest on the Bonds as the same become due and payable.

         B. The County of Boone, Kentucky has previously issued and sold $48,000,000 in aggregate principal amount of its 5 1/2% Collateralized Pollution Control Revenue Refunding Bonds, 1994 Series A (The Cincinnati Gas & Electric Company Project) (the "1994 Series A Bonds") pursuant to a trust Indenture, dated as of January 1, 1994 between the Issuer and The Bank of New York (as trustee). The Issuer has loaned the proceeds of the sale of the 1994 Series A Bonds to CG&E pursuant to a loan agreement dated as of January 1, 1994 (the "1994 Series A Loan Agreement") between the Issuer and CG&E for use in refunding bonds previously issued to pay the cost of acquiring, constructing, installing and equipping certain facilities for CG&E. The 1994 Series A Loan Agreement obligates CG&E to make payments to the Issuer in such amounts and at such times as will provide for the payment of the principal and interest on the Bonds as the same become due and payable.

         C. The County of Boone, Kentucky has previously issued and sold $48,000,000 in aggregate principal amount of its 6.5% Collateralized Pollution Control Revenue Refunding Bonds, 1992 Series A (The Dayton Power and Light Company Project) (the "1992 Series A Bonds") pursuant to an indenture of trust, dated as of November 15, 1992 between the Issuer and The Bank of New York (as trustee). The Issuer has loaned the proceeds of the sale of the 1992 Series A Bonds to The Dayton Power and Light Company ("DP&L") pursuant to a loan agreement dated as of November 15, 1992 (the "1992 Series A Loan Agreement") between the Issuer and DP&L for use in refunding bonds previously issued to pay the cost of acquiring, constructing, installing and equipping certain facilities for DP&L. The 1992 Series A Loan Agreement obligates DP&L to make payments to the Issuer in such amounts and at such times as will provide for the payment of the principal and interest on the 1992 Series A Bonds as the same become due and payable. CG&E and DP&L entered into a Repayment Agreement dated as of December 23, 1992 (the "Repayment Agreement") under which CG&E agreed, among other matters, to pay to DP&L a portion of the amounts due from time to time as debt service on the 1992 Series A Bonds and to pay the costs of redemption, as appropriate, of the 1992 Series A Bonds in the principal amount of $12,720,663 (the "Specified Bonds").

         D. CG&E owes payables to certain affiliate companies in the amount of $______________ (the "Payables").

         E. Pursuant to and consistent with Cinergy Corp.'s intercompany "Money Pool" arrangement, as approved by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, CG&E owes short-term debt to Cinergy Corp. in the amount of _________________ (the "Short-Term Debt").

         F. Pursuant to those three certain Asset Transfer Agreements by and between CG&E and ULH&P dated as of _____________, 2005 (the "Transfer Agreements"), CG&E and ULH&P desire that CG&E assign to ULH&P and that ULH&P assume all of CG&E's obligations under the 1985 Series A Loan Agreement, the 1994 Series A Loan Agreement, the Repayment Agreement, and further that CG&E assign to ULH&P and ULH&P assume a portion of CG&E's obligations with respect to the Payables in the amount of $_____________ (a schedule of which is attached hereto as Exhibit A) and a portion of CG&E obligations with respect to the Short-Term Debt in the amount of $___________, for a combined amount of $_________________ of CG&E's Payables and Short-Term Debt (the "Assumed Payables and Short-Term Debt").

         G. ULH&P is agreeable to and is expected to satisfy all liabilities thereby assumed, whether or not CG&E has been relieved of such liability.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

         Section 1 Representations by CG&E. CG&E makes the following representations:

                  (a) Corporate Organization and Power. CG&E is a corporation duly authorized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to transact business as a foreign corporation in the Commonwealth of Kentucky.

                  (b) Agreements Are Legal and Authorized. The execution and delivery by CG&E of this Agreement and the compliance by CG&E with all of the provisions hereof and with respect to the 1985 Series A Loan Agreement, the 1994 Series A Loan Agreement, the Repayment Agreement and CG&E's obligations with respect to the Assumed Payables and Short-Term Debt are within the purposes, corporate powers and authority of CG&E and have been duly authorized by all necessary corporate action on the part of the CG&E.

                  (c) Governmental Consent. Neither CG&E nor any of its business or properties, nor any relationship between CG&E and any other person, nor any circumstances in connection with the execution, delivery and performance by CG&E of this Agreement is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of CG&E (other than any governmental approvals previously obtained).

                  (d) No Defaults. To CG&E's knowledge, no event has occurred and no condition exists with respect to CG&E that would constitute an event of default under the 1985 Series A Loan Agreement, the 1994 Series A Loan Agreement, the Repayment Agreement or CG&E's obligations with respect to the Assumed Payables and Short-Term Debt.

         Section 2 Representations by ULH&P. ULH&P makes the following representations as the basis for the undertakings on its part herein contained:

                  (a) Corporate Organization and Power. ULH&P is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

                  (b) Agreements are Legal and Authorized. The execution and delivery by ULH&P of this Agreement and the compliance by ULH&P with all of the provisions hereof and with respect to the 1985 Series A Loan Agreement, the 1994 Series A Loan Agreement, the Repayment Agreement and ULH&P's obligations with respect to the Assumed Payables and Short-Term Debt are within the purposes, corporate powers and authority of ULH&P and have been duly authorized by all necessary corporate action on the part of ULH&P.

                  (c) Governmental Consent. Neither ULH&P nor any of its business or properties, nor any relationship between ULH&P and any other person, nor any circumstances in connection with the execution, delivery and performance by ULH&P of this Agreement is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of ULH&P (other than any governmental approvals previously obtained).

         Section 3 Assumed Obligations. Effective as of the date hereof, CG&E assigns all of its rights, duties and obligations under the 1985 Series A Loan Agreement, the 1994 Series A Loan Agreement, the Repayment Agreement and with respect to the Assumed Payables and Short-Term Debt to ULH&P (collectively, the "Assumed Obligations"), including, but not limited to, the obligation to make the remaining payments due with respect to the Assumed Obligations, and ULH&P assumes all rights, and agrees to perform all duties and obligations of CG&E with respect to the Assumed Obligations and otherwise in connection with the 1985 Series A Bonds, the 1994 Series A Bonds, and the Specified Bonds, including, but not limited to, the obligation to make the remaining payments due with respect to the Assumed Obligations. ULH&P acknowledges that it has agreed to, and is expected to, fully satisfy the liabilities thereby assumed, whether or not CG&E has been relieved of such liability.

         Section 4 Cooperation By CG&E. CG&E agrees to promptly provide to ULH&P copies of all notices and communications received with respect to the Assumed Obligations, and to cooperate with ULH&P to the extent necessary to enable ULH&P to perform all of the rights, duties and obligations with respect to the Assumed Obligations.

         Section 5 Indemnification by ULH&P. ULH&P shall indemnify, defend and hold CG&E harmless from and against all losses, damages and expenses (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by it as a result of any failure by ULH&P to perform its obligations with respect to the Assumed Obligations or otherwise under this Agreement.

         Section 6 Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         Section 7 Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         Section 8  Notices.  Notice hereunder shall be given to:

                      The Cincinnati Gas & Electric Company
                      221 East Fourth Street, Suite 2500
                      Cincinnati, Ohio  45202
                      Attention:  Treasurer

                      The Union Light, Heat and Power Company
                      221 East Fourth Street, Suite 2500
                      Cincinnati, OH  45202
                      Attention: Treasurer

         Section 9 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Ohio.


         IN WITNESS WHEREOF, CG&E and ULH&P have caused this Agreement to be executed in their respective corporate names all as of the date first written above.


                                   THE CINCINNATI GAS & ELECTRIC COMPANY

                                   By: _______________________________________
                                   Name:
                                   Title:


                                   THE UNION LIGHT, HEAT AND POWER COMPANY

                                   By: _______________________________________
                                   Name:
                                   Title:



                                   Schedule A
                            List of Assumed Payables